Exhibit 10.1

PARTICIPATION AGREEMENT

DERBY PROSPECT

FRIO COUNTY, TEXAS

This Agreement (“Agreement”) is made and entered into effective as of May 24, 2010 (“Effective Date”), by and between Turnham Interests, Inc. (“Turnham”), and Goodrich Petroleum Company, L.L.C. (“Goodrich”), regarding the geographical area within which Goodrich will explore, develop and operate for the production of oil and gas. Both Turnham and Goodrich shall sometimes be referred to in this Agreement, singularly as “Party” or collectively as “Parties”, as applicable.

In consideration of the premises and the terms, covenants, conditions and benefits of the Parties, and other valuable consideration paid each to the other, the receipt and sufficiency of which are hereby acknowledged, Turnham and Goodrich agree as follows:

I.

PROSPECT PROPERTIES

1.1	Prospect Leases. Turnham represents, with special warranty of title that it owns the leasehold rights to those certain oil and gas leases (the “Prospect Leases”, whether one or more) described in Exhibit “A” attached hereto, insofar and only insofar as same relate to and covers the rights and interests below the base of the Austin Chalk formation (the “Deep Rights”) in and to lands highlighted in blue within the Derby Prospect (“Prospect”) in Frio County, Texas, which “Prospect Area” is shown on the plat attached hereto as Exhibit “A-1” covering approximately 812.83 net mineral acres of land, more or less.

1.2	Review of Leases and Data. Turnham shall provide Goodrich reasonable access to all its contract, land, lease, and related records and files for examination of the Prospect Leases. Goodrich shall have a period commencing on the Effective Date and ending fourteen (14) days following the Effective Date, to complete its review of the Prospect Leases. Goodrich may make such further examination of title to the Prospect Leases as Goodrich deems necessary or desirable as a matter of Goodrich’s sole discretion. Within the review period, Goodrich shall notify Turnham whether or not Goodrich has determined title to be good and marketable and otherwise acceptable, and in the event title is not determined to be acceptable to Goodrich, Turnham shall have the option (but not the obligation) to satisfy any such title objections prior to closing on the oil and gas lease in question. The Parties shall use reasonable efforts to resolve all of the title objections of Goodrich, such that Turnham can deliver good and marketable title. In the event the title objections are not satisfied in Goodrich’s sole opinion, Goodrich has the option to terminate this Agreement as to all or any one of the Prospect Leases.

II.

ACQUISITION COSTS

2.1	Acquisition Costs. At closing, Goodrich shall pay to Turnham in cash the sum of One Thousand Two Hundred Fifty and No/100 Dollars ($1,250.00.00) per net mineral acre for a 95% interest in the Prospect Leases (the “Acquisition Costs”), subject to burdens out of production of 25% of 8/8, proportionately reduced, in the respective Prospect Leases. The closing of the acquisition shall occur within fourteen (14) days of the Effective Date herein. The payment of the Acquisition Costs shall be by wire transfer of immediately available funds into an account designated by Turnham according to Turnham”s wiring instructions as set forth on Exhibit “D” attached hereto.

III.

OWNERSHIP INTERESTS; COST ALLOCATION

3.1	Ownership Interests. Except as otherwise provided by other provisions of this Agreement or the Operating Agreement, the Parties shall own the undivided leasehold interest and working interest set forth opposite their respective names in and to all of the Prospect Leases, Initial Test Well and any other rights and interests granted or provided herein (“Ownership Interest”) as follows:

PARTIES	WORKING INTEREST

Goodrich	95.00%
Turnham	5.00%

3.2	Cost Allocation. Except as otherwise provided in this Agreement or the Operating Agreement (defined below), all direct cost of acquiring and maintaining the Prospect Leases after the Effective Date hereof and all costs of developing and producing oil, gas and associated hydrocarbons from the Prospect Leases and the Test Well shall be borne by the Parties in the percentage of their Ownership Interest, including without limitation in the manner provided in the Accounting Procedure attached as Exhibit “C” to the Operating Agreement.

IV.

TEST WELL; SUBSEQUENT OPERATIONS

4.1	Initial Test Well. Goodrich and Turnham hereby agree to participate in the drilling of an initial test well (“Initial Test Well”) at a location to be selected by Goodrich within the lands covered by the Prospect Leases, or lands pooled therewith, upon the terms and conditions set forth in this Agreement. If the Prospect Leases are pooled with adjacent acreage for the Initial Test Well, the Prospect Leases shall comprise at least 50% of the pooled unit. The Initial Test Well shall be drilled to a depth sufficient to adequately test the Eagleford formation, defined as being the logged interval between 7,934 feet and 8,050 feet as seen on the dual induction neutron density log dated March 7, 1982, for the Energy Resources Group M.D. Burns #8 well located in the A.G. Moore Survey, Abstract 577, LaSalle County, Texas (the “Objective Depth”), and thereafter complete such well as a well capable of producing oil and/or gas in paying quantities or plug and abandon same as a dry hole.

4.2	Costs of Initial Test Well. Goodrich shall pay 100% of all costs, risks and expenses of drilling, testing and completing the Initial Test Well through the meter at the sales point, including, without limitation, the costs of plugging and abandonment if a dry hole, and thereby carry Turnham for its 5% working interest (the “Initial Carry Amount”). If the Initial Test Well is drilled on a pooled unit and therefore the Initial Carry Amount is not fully paid, the remainder of the Initial Carry Amount shall be spent on the next subsequent well drilled on the Prospect Leases, or lands pooled therewith. All operations subsequent to the completion of the Initial Test Well (subject to satisfaction of the Initial Carry Amount on subsequent well(s)), and thereafter, all subsequent wells or operations shall be conducted and borne by the Parties in proportion to their respective leasehold interests as set out in Exhibit “A” to the Operating Agreement, which is the same as their Ownership Interest in Section 3.1 of this Agreement.

4.3	Drilling Access. Turnham or its designated employees, agents or consultants, shall have full and free access, at its sole risk, cost and liability, to the derrick floor and a right to receive daily drilling reports on the progress of any test well drilled on the Prospect Leases, or lands pooled therewith, as well as copies of all logs and well completion reports, all test data and information, and such other well data as may be reasonably requested in writing by Turnham with respect to such well, including without limitation any other information to which Goodrich is entitled under the terms of the Operating Agreement, but expressly subject to the provisions of Art. VI. D. of the Operating Agreement.

4.4	Substitute Well. In the event mechanical problems or impenetrable strata or other conditions, are encountered in the drilling of the Initial Test Well which would render further drilling impracticable, and such well has not reached the Objective Depth or such conditions as would make the completion of the Initial Test Well impractical, the Parties shall advise Operator within twenty (20) days after receipt of Operator’s notice (or twenty-four (24) hours if the rig is on location) to plug and abandon the Initial Test Well and proceed with the Substitute Well. Such Substitute Well shall thereafter be drilled and completed under the same terms, provisions, and manner as provided herein for the Initial Test Well or other well for which it is a substitute and will then become the Initial Test Well for the purposes of this Agreement.

V.

OPERATING AGREEMENT

5.1	Area of Mutual Interest. The Parties hereby create an Area of Mutual Interest (“AMI”) comprising all of the lands lying within the geographical area defined as the Contract Area of the Operating Agreement and defined herein as the Prospect Area, which AMI shall remain in force and effect according to the terms and provisions of Art. XVI.K. of the Operating Agreement.

5.2	Operating Agreement. The Parties shall execute contemporaneously herewith an Operating Agreement, identical to the one which is attached hereto as Exhibit “C” (“Operating Agreement”), which shall be effective for all purposes as of the closing date of this Agreement, to acknowledge their acceptance and agreement to its terms and provisions. This Agreement, the Prior Agreement and the Operating Agreement, and all of the terms and provisions thereof respectively, shall be construed together as one instrument and all such instruments considered together shall govern and control all operations, activities and production as a result thereof within the AMI and all rights, liabilities, duties and obligations of the Parties each to the other. In the event of any conflict between this Agreement, the Prior Agreement and the Operating Agreement, this Agreement shall prevail to the extent of any such conflict.

5.3	Designated Operator. The Parties hereby designate Goodrich Petroleum Company L.L.C., as the “Operator”, under the terms of the Operating Agreement and as used in this Agreement for all purposes.

5.4	Insurance. Unless a Party notifies Operator in writing prior to the commencement of operations for the drilling of any test well that such Party elects to insure itself, and provides Operator with a certificate of insurance evidencing such self insurance, Operator shall maintain the insurance coverage required by Art. VII. G. of the Operating Agreement at all times during the term of this Agreement. Should Operator obtain insurance coverage in addition to the insurance coverage provided for in the Operating Agreement, including without limitation Operator’s Extra Expense (“Well Control”) insurance, Operator shall notify the Parties in writing of the amount of additional coverage and their cost for same, and such Parties shall then notify Operator in writing whether not they elect to be covered by such additional insurance. If Operator does not receive a written response from any Party within ten (10) days after receipt of notice, such Party will be deemed to have elected to be covered by such additional insurance and the costs of such additional insurance will be paid by the Party after receipt of an invoice from Operator. If a Party elects not to be covered by such additional insurance, the Party will provide Operator, prior to the commencement of any operations, with a certificate of insurance evidencing such insurance, and in the case of Well Control insurance the amount of such insurance shall not be less than $5,000,000.00 per occurrence.

VI.

ASSIGNMENTS AND LEASE BURDENS

6.1	General. Subject to the terms of this Agreement, Turnham will assign to Goodrich an undivided ninety-five (95%) interest in and to all of its rights, title and interest in the Prospect Leases from the base of the Austin Chalk to the base of the Buda formation effective as of the Effective Date of this Agreement; and Turnham shall deliver the assignment simultaneous with receipt of the funds set forth in Section 2.1 of this Agreement. Turnham shall deliver a net revenue interest (“NRI”) equal to 75% of 8/8 in each of the Prospect Area Leases, proportionately reduced by the interest assigned to Goodrich. Thereafter, unless otherwise provided herein, assignments of subsequently acquired oil and gas leases or other interests in and to oil and gas within the Prospect Area will be executed and delivered as provided in the Operating Agreement.

6.2	Form of Assignment. Any and all assignments referred to in this Agreement shall be delivered to Goodrich as provided in this Agreement and in the form attached hereto as Exhibit “C.”

6.3	Delay Rentals and Shut-in Royalties. Turnham shall pay all delay rentals, shut-in royalties or other payments required under the terms of the Prospect Leases for all periods prior to ninety (90) days following the Effective Date of this Agreement; and thereafter, Goodrich shall pay all delay rentals, shut-in royalties or other payments required under the terms of the Prospect Leases in the manner as provided in Art. VII. E. of the Operating Agreement.

VII.

PROSPECT INFORMATION

7.1	Copies of Prospect Data. Following execution and delivery of this Agreement and the Operating Agreement provided in Section 5.1 above, Turnham shall furnish to Goodrich, at its sole cost and expense, a copy of all oil and gas leases, lease purchase reports, plats, assignments, letter agreements, road use agreements, title opinions, drilling permits and any other documents, geological data, and records in Turnham’s possession to the extent that such information is material to and relates to the Prospect Area, except to the extent Turnham is restricted from disclosing such information by existing agreements with third parties.

VIII.

GENERAL PROVISIONS

8.1	Term. This Agreement shall remain in full force and effect for the greater of a period of three (3) years from the Effective Date, or for so long as there shall be commercial production from the Deep Rights under the Prospect Leases.

8.2	Notices. All notices and other communications to either Party shall be provided to the other Party in the manner set forth in Art. XII of the Operating Agreement. Until a change of address is communicated as indicated above, all notices to either Party shall be addressed to the Parties’ representatives as set forth on Exhibit “A” of the Operating Agreement.

8.3	Failure to Respond. The failure to any Party to timely respond or notify the other Party pursuant to any notice or election required under this Agreement shall be governed by the Operating Agreement, as applicable, unless otherwise provided herein.

8.4	Successors and Assigns Bound. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors and assigns for all purposes.

8.5	Governing Law. The Agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach remedies, procedures, rights, duties, and interpretations or construction, shall be governed and determined by the law of the State of Texas.

8.6	Headings and Subheadings. Except when comprising a part of a sentence, the headings and subheadings, used in this instrument are provided for reference purposes only and shall not be construed to interpret or amend part of the text hereof.

8.7	Non-Executory Contract. The Parties agree that it is their intention that the Agreement shall not be treated as an executory contract under the federal bankruptcy laws. If, however, a court determines, despite the specific stated intention of the Parties, that the Agreement is executory, then for purposes of assuming or rejecting the Agreement, the Agreement shall not be severable, but rather must be assumed or rejected in its entirety. If rejected, the Party whose interest is subject to the federal bankruptcy court shall be deemed in default under this Agreement and shall relinquish all of its rights, titles and interests to the other Party or Parties in the proportion of their interests at such time.

8.8	Entire Agreement. This Agreement together with all exhibits attached hereto constitute the entire contract between the Parties, and there are no agreements, undertakings, obligations, promises, assurance or conditions, whether precedent or otherwise, except those specifically set forth. The Agreement may only be modified or altered by a document in writing and executed subsequent to the date hereof by all Parties subject to the Agreement. All exhibits hereto are incorporated herein by reference thereto for all purposes.

8.9	Additional Documents and Acts. In connection with the Agreement, as well as all transactions contemplated by the Agreement, the Parties agree to execute and deliver all such additional documents, and instruments and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms, provisions and conditions of the Agreement and all such transactions.

8.10	Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party and the performance by that other Party of its duties or obligations hereunder shall be deemed or construed to be a consent or waiver to or for any other breach or default in the performance by such Party of the same or any other duties or obligations of such Party hereunder.

8.11	Severability. If any provision or term of the Agreement, or the application of such provision or term to any Party or circumstance, shall be held invalid, the remainder of the Agreement, or the application of such provision or term to Parties or circumstances other than those particular Parties or circumstances, shall not be affected thereby.

8.12	Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement.

IX.

EXHIBITS

9.1	Exhibits. The following exhibits, which are attached hereto, are incorporated herein for all purposes by reference thereto:

(a)	Exhibit “A” is a schedule that describes the Prospect Leases for the purposes of this Agreement. Exhibit “A-1” is a plat setting forth the Prospect Leases

(b)	Exhibit “B” is the form of Operating Agreement to be executed by the Parties concurrent with the execution of this Agreement.

(d)	Exhibit “C” is a form of the Assignment to be executed by the Parties, when required, as provided in this Agreement.

(e)	Exhibit “D” is the wiring instructions of Turnham for the wire transfer of funds as provided in Section 2.1 of this Agreement.

All other terms defined elsewhere in this Agreement or the Operating Agreement shall have the meanings ascribed thereto for all purposes as set forth in such other provisions of this Agreement or the Operating Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on this the 24 day of May 2010, but effective as of the Effective Date, except as otherwise provided herein.

TURNHAM INTERESTS, INC.		GOODRICH PETROLEUM COMPANY, L.L.C.

By		By
Robert C. Turnham, Jr.
President

Exhibit “A-1”

Attached to and made a part of that certain Operating Agreement dated May 24, 2010, by and between Goodrich Petroleum Company, L.L.C., as Operator, and Turnham Interests, Inc., as Non-Operator.

1)	Description of Contract Area Land subject to the agreement:

For the Acreage within the boundaries of the Contract Area see Exhibit A-1 to the Participation Agreement, dated May 24 , 2010, between Goodrich Petroleum Company, L.L.C. and Turnham Interests, Inc., to which this Operating Agreement is attached.

2)	Restrictions, if any, as to depths, formations, or substances: only those subsurface depths below the base of the Austin Chalk formation as set forth in the Participation Agreement dated May 24, 2010 between the parties to which this Operating Agreement is attached,

3)	Parties to the agreement:

Goodrich Petroleum Company, L.L.C.

Attention: Mr. Michael J. Killelea

801 Louisiana, Suite 700

Houston, Texas 77002

Phone: 713 780-9494

Fax: 713 780-9254

E-mail: MikeK@goodrichpetroleum.com

Turnham Interests, Inc.,

Attention: Robert Turnham

801 Louisiana, Suite 700

Houston, Texas 77002

Phone: 713 780-9494

Fax: 713 780-9254

E-mail: RobertT@goodrichpetroleum.com

4)	Interests of Parties to this Agreement:

A. Working Interest after expiration of Due Diligence Period, if no title dispute(s) exist and upon payment by Goodrich Petroleum Company, L.L.C. to Turnham Interests, Inc. of Upfront Payment in accordance with the Participation Agreement between Goodrich Petroleum Company, L.L.C. and Turnham Interests, Inc., dated May 24, 2010, to which this Operating Agreement is attached:

Goodrich Petroleum Company, L.L.C.	95.00%
Turnham Interests, Inc.,	5.000%

	100.00	% WI

B. Working Interest before Production Sales Point in the Initial Test Well if drilled by Goodrich Petroleum Company, L.L.C.:

Goodrich Petroleum Company, L.L.C.	100.00	% WI

C. Working Interest in the Initial Test Well at Production Sales Point, if drilled by Goodrich, as described in the Participation Agreement between Goodrich Petroleum Company, L.L.C. and Turnham Interests, Inc., dated May 24, 2010, to which this Operating Agreement is attached:

Goodrich Petroleum Company, L.L.C.	95.00%
Turnham Interests, Inc.,	5.000%

	100.00	% WI

D. Working Interest if Turnham Interests, Inc. elects to participate for the drilling and completion operations in any Subsequent Wells proposed after the Initial Test Well, if drilled by Goodrich Petroleum Company, L.L.C., as described in the Participation Agreement between Goodrich Petroleum Company, L.L.C. and Turnham Interests, Inc., dated May 24, 2010, to which this Operating Agreement is attached:

Goodrich Petroleum Company, L.L.C.	95.00%
Turnham Interests, Inc.,	5.000%

	100.00	% WI

5)	Oil, Gas and Mineral Lease(s) subject to this agreement: See Exhibit “A-2” attached hereto for the leases subject to this agreement.

6)	Burdens on production: Leases within this agreement are burdened with Lessors’ royalties.